 Exhibit 99.1

Contact: Charity Frantz
July 21, 2016	570-724-0225
charityf@cnbankpa.com

CITIZENS & NORTHERN CORPORATION DECLARES DIVIDEND

For Immediate Release:

Wellsboro, PA – The Board of Directors of Citizens & Northern Corporation (the “Company”) (NASDAQ: CZNC), has declared a regular quarterly cash dividend of $0.26 per share. The dividend is payable on August 12, 2016 to shareholders of record as of August 1, 2016. Declaration of the dividend was made at the July 21, 2016 meeting of the Company’s Board of Directors.

Citizens & Northern Corporation is the parent company of Citizens & Northern Bank, a local, independent community bank providing complete financial, investment and insurance services through 26 full service offices throughout Tioga, Bradford, Sullivan, Lycoming, Potter, Cameron and McKean counties in Pennsylvania and in Canisteo and South Hornell, NY. C&N can be found on the worldwide web at www.cnbankpa.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in the Company’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles. The Company disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.